Exhibit 3.4 - Articles of Amendment - Series A Preferred

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                        PETCARE TELEVISION NETWORK, INC.


     PetCare Television Network, Inc., a Florida corporation, acting in compliance with the provisions of Florida Statutes Section 607.1104, hereby certify as follows:

     1. The Board of Directors has approved a series of preferred stock designated as Series A Convertible Preferred Stock, with a copy of the Designation of Rights and Preferences attached hereto.

     2.   This action was approved by the Board of Directors on July 30, 2002.



Effective:    July 30, 2002


                                           PetCARE Television Network, INC.

                                           By: /s/ Philip Cohen
                                               ---------------------------------
                                               Philip Cohen, President/Secretary




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               CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
                                 LIMITATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                  NO PAR VALUE
                       OF PETCARE TELEVISION NETWORK, INC.


     PetCARE Television Network, Inc. (the "Corporation"), organized and existing under the laws of the State of Florida, hereby certifies that pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on July 30, 2002, adopted a Resolution providing for the creation and issuance of the Corporation's Certificate of Designation, Preferences, Rights and Limitations for its Series A Convertible Preferred Stock, which Resolution is hereafter set forth in its entirety.

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation's authorized class of preferred stock, no par value, is hereby established as "Series A Convertible Preferred Stock" (hereinafter referred to as the Series A Preferred Stock), which series consists of 1,500,000 authorized shares. The issued and outstanding shares of the Series A Preferred Stock, as they may exist from time to time, are sometimes referred to below as the "Shares". The preferences, any relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series A Preferred Stock shall be as follows:

     1. Designation and Number of Shares. The designation of a series of Preferred Stock, no par value to be issued authorized by this resolution shall be the Series A Convertible Preferred Stock ("Series A Preferred Stock"). The number of shares of Series A Preferred Stock authorized hereby shall be 1,500,000 shares and no more except as provided herein.

     2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to any other series of Preferred Stock except as established by the Board of Directors upon the consent of a majority of the outstanding Series A Preferred Shares, which consent is only required during such time as there are 500,000 or more shares of the Series A Preferred Stock outstanding.

     3. Dividend Provisions. The holders of Series A Preferred Stock will not be entitled to receive any dividends, however, the holders of the Series A Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors of the company on an equal share-for-share basis with all outstanding shares of Common Stock.


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     4. Redemption Rights by the Corporation. The Corporation shall have no right to redeem the Series A Preferred Stock.

     5. Voting Rights. Until or unless the Series A Preferred Stock is converted into Common Stock as set forth in paragraph 6 hereof, no holder of the Series A Preferred Stock shall have any voting rights except as may be required under Florida law in certain instances or as set forth herein.

     6. Automatic Conversion. All the Series A Preferred Stock will be automatically converted into Common Stock ten (10) days after the Company's Common Stock begins to be quoted on the Pink Sheets. To determine the number of shares of Common Stock which will be issued in exchange for the Holder's shares of Series A Preferred Stock upon conversion, take the price per share of the Series A Preferred ($2.00) and divide it by 50% of the average closing price as reported by the Pink Sheets for the five trading days preceding the date of conversion, or $2.00, whichever is less. The following examples are based on share conversion using the average closing prices of $3.00 and $6.00 respectively:

     Example One: $2.00 divided by $1.50 (50% of $3.00) = 1.333 shares of common stock

     Example Two: $2.00 divided by $3.00 (50% of $6.00) [accordingly use $2.00 as the conversion price as it is lesser]; therefore $2.00 divided by $2.00 = 1 share of common stock

Prior to the Company's Common Stock trading on the Pink Sheets, the holders of the Series A Preferred Stock will not be able to convert into shares of Common Stock.

     7. No Additional Consideration at Time of Conversion. No additional consideration is payable upon conversion.

     8. Method of Conversion. Prior to conversion, the Holder shall furnish written notice to the Corporation, signed by an authorized representative of the Holder, or its assigns, which shall state the name in which the certificate for such Common Shares are to be issued, with address and social security number or tax identification number.

     9. Priority in the Event of Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the holder of any class of the common stock of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the sum of $2.00 in cash for each Share of Series A Preferred Stock so held. After payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such holders, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.

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     10. Assignability of Shares. The Shares may be assigned by Holder at any time by providing to Corporation a written notice of assignment.

     11. Representations and Warranties of Corporation. Upon conversion of the Shares, the underlying Common Shares shall be free and clear of all liens, claims, charges and encumbrances. The Corporation agrees to indemnify and hold harmless Holder in connection with any claim, loss, damage or expense, including attorneys' fees, trial and appellate levels, in connection with any breach of the foregoing.

     12. Registration. The Holder shall have piggyback registration rights relative to the shares of Common Stock underlying the Series A Preferred Stock.

     13. Additional Provisions. Conversion of Series A Preferred Stock shall be subject to the following additional terms and provisions:

     a) Replacement Certificates. As promptly as practicable after the surrender for conversion of any Series A Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may reasonably direct. Shares of the Series A Preferred Stock shall be deemed to have been converted as of the close of business on the anniversary date of the purchase of the Shares and the rights of the holders of such Series A Preferred Stock shall cease at such time, and each person in whose name a certificate for such shares is to be issued shall be treated for all purposes as having become the record holder of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person in whose name each certificate for such shares is to be issued as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

     b) Subdivisions or Combinations. In the event that the Corporation shall at any time prior to a particular conversion, subdivide or combine its outstanding shares of Common Stock into a greater or lesser number of such shares, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately increased in the case of a combination, effective in either case at the close of business on the date which such subdivision or combination shall become effective.

     c) Recapitalizations. In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance for each holder of Series A Preferred Stock to thereafter receive in lieu of the Common Stock otherwise issuable upon conversion but at the conversion ratio stated above, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Corporation.

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     d) Successive Adjustments. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection shall occur.

     e) No Fractional Shares. The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of Series A Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined by the Corporation's Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

     f) No Adjustments. No adjustment of the conversion ratio shall be made by reason of:

          (i) The payment of any cash dividend on the Common Stock or any other class of the capital stock of the Corporation;

          (ii) the purchase, acquisition, redemption or retirement by the Corporation of any shares of the Common Stock or of any other class of the capital stock of the Corporation, except as provided above;

          (iii) the issuance, other than as provided in the subdivisions of this subsection, of any shares of Common Stock of the Corporation, or of any securities convertible into shares of Common Stock or other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Corporation, or of any other securities of the Corporation;

          (iv) any offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Corporation of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Corporation shall mail written notice of such offer to the holders of the Series A Preferred Stock then of record; or

          (v) the distribution to holders of Common Stock or other securities of another issuer, if the issuers of such securities shall be engaged at the time of such distribution in a business (i) which shall have been previously operated on a divisional or subsidiary basis by an entity acquired by the Corporation and
(ii) which shall be distinct from the principal business of the entity to be acquired.

     g) Reserve of Common Shares. The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series A Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series A Preferred Stock.


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          All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     h) Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

     i) Verification. Upon the occurrence of each adjustment or readjustment of the conversion ratio pursuant hereto, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the conversion ratio at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his Shares.

     j) Status of Converted Stock. Once the Shares of Series A Preferred Stock are converted, the Shares so converted shall resume the status of authorized but unissued shares of preferred stock.

     14. Limitations on Corporation; Shareholder Consent. So long as any Shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law of 80% of the holders of the outstanding Shares, voting as a class, change the preferences, rights or limitations with respect to the Series A Preferred Stock in any material respect prejudicial to the holders thereof, or increase the authorized number of Shares of such Series, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any series of preferred stock holding liquidation preference equal to or subordinate to the Series A Preferred Stock. Further, no such vote or written consent of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when such change is to take effect, provision is made for the redemption of all Shares at the time outstanding; and the provisions of this paragraph, shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

     15. Stated Capital. Of the consideration received by the Corporation in exchange for the issuance of each share of the Series A Preferred Stock, zero shall constitute paid in capital.

     16. Notices. All notices or other communications required or permitted to be given pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified or registered mail, return receipt requested, or sent by prepaid telegram, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a holder of Series A Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

     IN WITNESS WHEREOF, PetCARE Television Network, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its President/Secretary as of the 30th day of July, 2002.


                                               /s/ Philip Cohen
                                               ---------------------------------
                                               Philip Cohen, President/Secretary

STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

     The foregoing instrument was acknowledged before me this 30th day of July, 2002, by Philip Cohen, President/Secretary of PetCARE Television Network, Inc., on behalf of the corporation. This individual is personally known to me.


/s/ Teresa B. Crowley
---------------------
Teresa B. Crowley
Notary Public

My Commission Expires:  December 28, 2002